EXHIBIT 4(b)

KEYPORT LOGO                                 Keyport Life Insurance Company

                                                                A Stock Company

                                                                125 High Street, Boston, Massachusetts 02110

This Certificate describes the benefits and provisions of the Group Contract. The Group Contract, as issued to the Group Contract Owner by Us with any riders or endorsements, alone makes up the agreement under which benefits are paid. The Group Contract may be inspected at the office of the Group Contract Owner. In consideration of an application for this Certificate and the payment of the single Purchase Payment, We agree, subject to the terms and conditions of the Group Contract, to provide the benefits described in this Certificate to the Certificate Owner.

RIGHT TO EXAMINE CERTIFICATE: You may cancel this Certificate after You receive it by mailing it to Keyport Life Insurance Company, 125 High Street, Boston, MA 02110 or to the agent through whom You purchased the Certificate at any time during the Right to Examine Certificate Period. If so returned and cancelled, We will treat the Certificate as though it were never issued. Upon receipt of the Certificate, We will promptly refund Your Purchase Payment, including interest from the Fixed Account and investment results from the Variable Account, if any, as of the date We receive the returned Certificate, plus any charges We may have previously deducted, less any Annuity Payments we have already made. The Right to Examine Certificate Period shall begin when you receive the Certificate and shall continue for at least 10 days (or longer if required by state law) or until Annuity Payments begin on the Income Date, whichever is later. Before Annuity Payments begin, your Purchase Payment will be allocated to the Fixed Account and will be credited with interest at an annual rate of 3%.

This Certificate is issued in consideration of the payment of a single Purchase Payment. It is governed by the laws of the jurisdiction where it is purchased. Read This Certificate Carefully.

Signed for the Company:

              Secretary                                                                                  President

Immediate Variable Annuity Certificate

Single Purchase Payment - Flexible Income Payments

Nonparticipating - No Dividends

ANNUITY PAYMENTS AND OTHER VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THIS IS EXPLAINED FURTHER ON PAGES 16-18.

Table of Contents

KEYPORT LIFE INSURANCE COMPANY

125 High Street, Boston, MA 02110

Certificate Schedule

GROUP CONTRACT OWNER	[Keyport Insurance Trust]
GROUP CONTRACT NUMBER	[IVA001]
CERTIFICATE NUMBER	[SPECIMEN]
CERTIFICATE OWNER	[John Q. Public]
JOINT CERTIFICATE OWNER(S)	[Jane Q. Public]
ANNUITANT	[Thomas Doe, male, 2/14/1965]

JOINT ANNUITANT	[Sarah Doe, female, 3/3/1967]

BENEFICIARY(IES)	[Jill Q. Public]
ISSUE STATE	[RHODE ISLAND]
IRS PLAN TYPE	[Non-Qualified]
CERTIFICATE DATE	[November 1, 2001]
PURCHASE PAYMENT	[$100,000]

INCOME DATE	[December 15, 2001]

ANNUITY PAYMENT OPTION(S)	Specified in Annuitization
Confirmation Statement

Charges

Administrative Charge: [We deduct [0.000411%] of the assets in each Variable Account Sub-account on a daily basis (equivalent to an annual rate of [0.15%]) to compensate Us for a portion of Our administrative expenses.]

Mortality and Expense Risk Charge: [We deduct [0.003403%] of the assets in each Variable Account Sub-account on a daily basis (equivalent to an annual rate of [1.25%]) for Our mortality and expense risks.]

Certificate Maintenance Charge: [We charge [$36] to cover a portion of Our ongoing Certificate maintenance expenses. The charge is incurred on the Income Date and each Income Anniversary thereafter and is deducted from Annuity Payments on a pro-rata basis. We will waive this charge for an entire Income Year if the Certificate Value exceeds $50,000 on the Income Anniversary.]

Transfer Charge: [Currently none; however, We reserve the right to charge [$25] for a transfer if You make more than 12 transfers per Income Stream per Income Year.]

Surrender Charge: [At the time of each partial withdrawal, surrender of an entire Period Certain Annuity Payment Option or total surrender of the Certificate, a contingent deferred sales charge is imposed on the amount that is withdrawn. The surrender charge is applicable during the first [ten] Certificate Years, as follows:

Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	[Year 8]	[Year 9]	[Year 10]
[9%]	[9%]	[8%]	[7%]	[6%]	[5%]	[4%]	[3%]	[2%]	[1%]

Thereafter 0%.]

Purchase Payment Allocation

Before Annuity Payments begin, we will allocate your Purchase Payment to the Fixed Account. On the Income Date, We will deduct premium taxes, if any. We will then allocate the remaining amount ("Certificate Value") to the Annuity Payment Options You have selected. You must select one or more Income Streams for each Annuity Payment Option. Each Income Stream will be a segment of time within an Annuity Payment Option. For each Income Stream, Your selections on the Application determine: (1) the duration of the Income Stream; (2) the percentage of the initial Annuity Payment that will consist of a Fixed Payment; and (3) the percentage of the initial Annuity Payment that will consist of a Variable Payment. We will allocate the Certificate Value to the Fixed Account and the various Sub-accounts of the Variable Account in accordance with Your instructions for the various Income Streams You have selected. The following variable Sub-accounts are currently available under the Certificate:

[AIM Capital Appreciation
AIM International Equity	MFS Investors Growth Stock
AIM Value	MFS Investors Trust
Alliance Growth & Income	MFS New Discoveries
Alliance Premier Growth	MFS Emerging Growth
Alliance Technology	Newport Tiger
Alliance Worldwide	Rydex Financial Services
Colonial High Yield Securities	Rydex Health Care
Colonial Strategic Income	Rydex OTC
Colonial US Growth & Income	Stein Roe Balanced
Colonial Small Cap Value	Stein Roe Growth Stock
Stein Roe Money Market
Fidelity Growth Opportunities	Liberty Federal Securities Fund, Variable Series
Fidelity Dynamic Capital Appreciation
Fidelity Equity Income	Wanger Foreign Forty
Liberty All-Star Equity	Wanger International Small Cap
Liberty Value	Wanger Twenty
Liberty Select Value	Wanger U.S. Small Cap]
Liberty S&P 500 Index Variable Series

We reserve the right to increase or decrease the number of available Sub-accounts. The minimum percentage of the initial Annuity Payment that may be selected by You to be a Fixed Payment or a Variable Payment is [10%] of the Annuity Payment. For Variable Payments, You must specify the percentage of the Variable Payment that is to be based on the investment performance of each Sub-account You select. The percentage for each Sub-account, if not zero, must be at least [10%] and a whole number.

Transfer Guidelines

Number of Transfers and Transfer Charge: Currently, Certificate Owners are permitted 12 transfers per Income Stream per Income Year without incurring a transfer charge. We reserve the right to change, upon notice, the number or frequency of transfers You can make. We also reserve the right to impose a charge for any transfer in excess of 12 per Income Stream per Income Year. The transfer charge is shown in the Charges section of the Schedule.

Minimum amount to be transferred: the lesser of [$100] or remaining balance in Sub-account.

Partial Withdrawals

[After the Income Date, partial withdrawals from active Period Certain Income Streams may be made, subject to applicable Surrender Charges.]

Minimum per withdrawal amount: [$300]

Maximum per withdrawal amount: [25%] of the Commuted Income Stream Value

Maximum number of partial withdrawals per Income Year: [currently no limitation]

Withdrawals will have the effect of decreasing the amount of future Annuity Payments under an Income Stream.

The Variable Separate Account[s]

Variable Account [A] is a unit investment trust variable separate account, organized in and governed by the laws of the State of Rhode Island, Our state of domicile. Variable Account [A] is divided into Sub-accounts. Each Sub-account listed below invests in shares of the corresponding Portfolio of the Eligible Fund shown.

Sub-account	Eligible Fund and Portfolio

[AIM Variable Insurance Funds

AIM Capital Appreciation	AIM V. I. Capital Appreciation Fund -- seeks
Sub-account	capital appreciation through investments in common
stocks, with emphasis on medium-sized and smaller
emerging growth companies.

AIM International Equity	AIM International Equity Fund -- seeks long-term
Sub-account	growth of capital by investing in international equity
securities, the issuers of which are considered by AIM
to have strong earning momentum

AIM Value	AIM V. I. Value Fund -- seeks long-term growth of
Sub-account	capital by investing primarily in equity securities judged
by AIM to be undervalued relative to the current or
projected earnings of the companies issuing the
securities, or relative current market value of assets
owned by the companies issuing the securities or relative
to the equity markets in general. Income is a secondary
objective.

Alliance Variable Products Series Fund, Inc.

Alliance Growth & Income	Alliance Growth and Income Portfolio -- balances
Sub-account	the objectives of current income and opportunities for
appreciation through investments primarily in dividend-
paying common stocks of good quality.

Alliance Premier Growth	Alliance Premier Growth Portfolio -- seeks growth
Sub-account	of capital rather than current income.

Alliance Technology	Alliance Technology Portfolio -- seeks growth of
Sub-account	capital through investment in companies expected to
benefit from advances in technology.

Alliance Worldwide	Alliance Worldwide Privatization Portfolio -- seeks long-
Sub-account	term capital appreciation.

Fidelity Variable Insurance Products Funds

Fidelity Dynamic Capital Appreciation	Fidelity Dynamic Capital Appreciation Portfolio -- seeks
Sub-account	long-term capital appreciation by investing primarily in
common stocks of both U.S. and non-U.S. companies.
Stocks may be either "growth" stocks or "value" stocks,
or both, and are selected using fundamental analysis of
each issuer's financial condition and industry position,
and market and economic conditions.

Fidelity Equity-Income	Fidelity Equity- Income Portfolio -- seeks reasonable
Sub-account	income. The fund will also consider the potential for
capital appreciation. The fund's goal is to achieve a yield
which exceeds the composite yield on the securities
composing the S&P 500.

Fidelity Growth Opportunities	Fidelity Growth Opportunities Portfolio -- seeks to
Sub-account	provide capital growth.

Liberty Variable Investment Trust

Colonial High Yield Securities	Colonial High Yield Securities Fund, Variable
Sub-account	Series -- seeks high current income and total return by
investing primarily in lower rated corporate debt
securities.

Colonial Strategic Income	Colonial Strategic Income Fund, Variable Series -- seeks
Sub-account	a high level of current income, as is consistent with
prudent risk and maximizing total return, by diversifying
investments primarily in U.S. and foreign government
and high yield, high risk corporate debt securities.

Colonial U.S. Growth and Income	Colonial U.S. Growth and Income Fund, Variable Series
Sub-account	-- seeks long-term growth and income by investing
primarily in large capitalization equity securities.

Liberty Select Value	Liberty Select Value Fund, Variable Series -- seeks
Sub-account	long-term growth.

Liberty S&P 500 Index	Liberty S&P 500 Index Fund, Variable Series -- seeks
Sub-account	capital appreciation by matching the performance of a
benchmark index that measures the returns of stocks of
large U.S. companies.

Newport Tiger	Newport Tiger Fund, Variable Series -- seeks long-term
Sub-account	capital growth by investing primarily in equity securities
of companies located in the four Tigers of Asia (Hong
Kong, Singapore, South Korea and Taiwan) and other
mini-Tigers of East Asia (Malaysia, Thailand, Indonesia,
China and the Philippines).

Rydex Financial Services	Rydex Financial Services Fund, Variable Series -- seeks
Sub-account	capital appreciation.

Rydex Health Care	Rydex Health Care Fund, Variable Series -- seeks
capital appreciation.

MFS Variable Insurance Trust

MFS Emerging Growth	MFS Emerging Growth Series -- seeks long-term
Sub-account	growth of capital.

MFS Investor Growth Stock	MFS Investors Growth Stock Series -- seeks long-term
Sub-account	growth of capital and future income rather than
current income.

MFS Investors Trust	MFS Investors Series -- seeks long-term growth of
Sub-account	capital with secondary objective to seek reasonable
current income.

MFS New Discoveries	MFS Discoveries Series -- seeks capital
Sub-account	appreciation.

Rydex Variable Trust

Rydex OTC Fund	Rydex OTC Fund -- seeks investment results that
Sub-account	correspond to a benchmark for over-the-counter
securities. The Fund's current benchmark is the
NASDAQ 100 Index.

SteinRoe Variable Investment Trust

Liberty Federal Securities	Liberty Federal Securities Fund, Variable Series --
Sub-account	seeks highest level of current income consistent with
safety of principal and maintenance of liquidity
through investment primarily in mortgage-backed
securities.

Stein Roe Balanced	Stein Roe Balanced Fund, Variable Series --
Sub-account	seeks high total investment return through investment in
a changing mix of securities.

Stein Roe Growth Stock	Stein Roe Growth Stock Fund, Variable Series --
Sub-account	seeks long-term growth of capital through investing
primarily in common stocks.

Stein Roe Money Market	Stein Roe Money Market Fund, Variable Series --
Sub-account	seeks high current income from short-term money
market instruments while emphasizing preservation of
capital and maintaining excellent liquidity.

Wanger Advisors Trust Funds

Wanger Foreign Forty	Wanger Foreign Forty -- seeks long-term growth of
Sub-account	capital.

Wanger International Small Cap	Wanger International Small Cap -- seeks long-term
Sub-account	growth of capital.

Wanger Twenty	Wanger Twenty -- seeks long-term growth of capital.
Sub-account

Wanger U.S. Small Cap	Wanger U.S. Small Cap -- seeks long-term growth of
Sub-account	capital.]

Definitions

Annuitant(s): The natural person(s) on whose life Annuity Payments are based. A Joint Annuitant is permitted and, unless otherwise indicated, any reference to Annuitant shall include the Joint Annuitant.

Annuity Payment Option: Any one of several options available under the Certificate for Annuity Payments. The Annuity Payment Options determine the duration and type of Annuity Payments the payee will receive under the Certificate.

Annuity Payments: The series of payments starting on the Income Date under the Annuity Payment Option(s) selected. Annuity Payments may consist of Variable Payments or Fixed Payments or a combination of both Variable Payments and Fixed Payments.

Annuity Unit: An accounting unit used to calculate Variable Payments.

Application: A set of written instructions that You provide to Us with Your Purchase Payment that We require in order to issue the Certificate to You.

Benchmark Investment Rate: Assumed rate(s) of return of the Variable Account selected by You for each Income Stream that are used to calculate the amount of Variable Payment(s) for each Income Stream.

Beneficiary(ies): The Person(s) identified as such on the Certificate Schedule who becomes the Certificate Owner upon the death of the Certificate Owner or the last surviving Joint Certificate Owner, if any.

Certificate: The document issued to a Certificate Owner to evidence a Certificate Owner's participation under the Group Contract. The Certificate summarizes the benefits and provisions of the Group Contract.

Certificate Anniversary: An anniversary of the Certificate Date.

Certificate Date: The date a Certificate is issued to a Certificate Owner. The Certificate Date is shown on the Certificate Schedule.

Certificate Owner: The Person who owns a Certificate under the Group Contract. Any Joint Certificate Owners and the Certificate Owner own the Certificate equally with rights of survivorship.

Certificate Rate: The rate used for purposes of calculating Income Stream Values. The Certificate Rate differs for Variable Payments and Fixed Payments and is equal to: (1) the Benchmark Investment Rate(s) for Variable Payments for each Income Stream; and (2) the interest rate(s) originally used to calculate the Fixed Payments for each Income Stream.

Certificate Surrender Value: The Commuted Certificate Value, less any applicable taxes, tax withholdings and surrender charges or other applicable charges.

Certificate Value: Prior to the Income Date, the Certificate Value is equal to the Purchase Payment credited with interest at an annual rate of 3% from the Certificate Date. On the Income Date, the Certificate Value is reduced by applicable premium taxes, if any. On and after the Income Date, the Certificate Value is equal to the sum of all Income Stream Value(s).

Certificate Year: The first Certificate Year is the annual period that begins on the Certificate Date. Subsequent Certificate Years begin on each Certificate Anniversary.

Commuted Certificate Value: The sum of all Commuted Income Stream Value(s) under the Certificate.

Commuted Income Stream Value: The present value of all future Annuity Payments under a Period Certain Income Stream, using as discount rates: (1) the Benchmark Investment Rate used to calculate the amount of Variable Payments for that Income Stream; and (2) the interest rate originally used to calculate the Fixed Payments for that Income Stream, increased by the Liquidity Adjustment Factor. The Commuted Income Stream Value for Life Contingent Income Streams is zero.

Eligible Fund: The underlying mutual funds in which the Variable Account invests.

Fixed Account: The name We use for Our General Account that provides Fixed Payments.

Fixed Payments: The portion, if any, of Annuity Payments that are based on allocations of Certificate Value to the Fixed Account. We guarantee the dollar amount of Fixed Payments. Fixed Payments will not be less than the minimum values required by any law of the jurisdiction where the Certificate is delivered.

General Account: Our general investment account which contains all of Our assets except those in the Variable Account and Our other separate accounts.

Group Contract Owner: The Person or entity to which the Group Contract is issued.

Income Anniversary: An anniversary of the Income Date.

Income Date: The date on which Annuity Payments begin. The Income Date is shown on the Certificate Schedule. The Income Date may not be earlier than 10 days following the Certificate Date and may not be later than 10 days following the expiration of the Right to Examine Certificate Period.

Income Stream: A segment of time within an Annuity Payment Option. You must select one or more Income Stream(s) for each Annuity Payment Option. For each Income Stream, Your selections on the Application determine: (1) the duration of the Income Stream; (2) the percentage of the initial Annuity Payment that will consist of a Fixed Payment; and (3) the percentage of the initial Annuity Payment that will consist of a Variable Payment. An Income Stream is active if it is producing Annuity Payments. An Income Stream is inactive if Annuity Payments have not yet begun under the Income Stream.

Income Stream Value: The present value of all future Annuity Payments provided under an Income Stream calculated using the Certificate Rate and the mortality table, if any, used to calculate Annuity Payments under that Income Stream.

Income Year: The first Income Year is the annual period that begins on the Income Date. Subsequent Income Years begin on each subsequent Income Anniversary.

Life Contingent: A type of Income Stream or Annuity Payment Option that provides Annuity Payments for the lifetime of the Annuitant(s).

Liquidity Adjustment Factor: An amount not to exceed three percentage points (300 basis points) that will be added to the interest rate originally used for calculating Fixed Payments in order to determine a discount rate to be used for calculating the present value of Fixed Payments that are surrendered or partially withdrawn. The Liquidity Adjustment Factor will be specified on the Income Date and will not change.

Office: Our executive office shown on the Certificate Schedule.

Period Certain: A fixed length of time selected by You during which We guarantee that Annuity Payments will be made whether or not the Annuitant is still alive.

Person: A human being, trust, corporation, or any other legally recognized entity.

Portfolio: A series of an Eligible Fund that constitutes a separate and distinct class of shares.

Purchase Payment: The payment made by or on behalf of a Certificate Owner with respect to a Certificate.

Sub-account: Variable Account assets are divided into Sub-accounts. Assets of each Sub-account will be invested in shares of a Portfolio of an Eligible Fund.

Valuation Date: Each day on which We and the New York Stock Exchange ("NYSE") are open for business, or any other day that the Securities and Exchange Commission requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Valuation Period: The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business on the next succeeding Valuation Date.

Variable Account: Our Variable Account(s) shown on the Certificate Schedule.

Variable Payments: The portion, if any, of Annuity Payments that are based on allocations of Certificate Value to the Variable Account.

We, Us, Our: Keyport Life Insurance Company.

Written Request: A request in writing, in a form satisfactory to Us, and received by Us at Our Office.

You, Your: The Certificate Owner and any Joint Certificate Owners.

Annuity Provisions

General

We will start making Annuity Payments on the Income Date in accordance with one or more Annuity Payment Option(s) You have selected. The Annuity Payment Options are described below. We will pay Annuity Payments to the payee selected by You. Annuity Payments will consist of Fixed Payments or Variable Payments, or a combination of both.

You must select one or more Income Streams for each Annuity Payment Option on the Application. Each Income Stream will be a segment of time within an Annuity Payment Option. For each Income Stream, Your selections on the Application determine the percentage of the initial Annuity Payment that will consist of a Fixed Payment and the percentage of the initial Annuity Payment that will consist of a Variable Payment.

On the Income Date, We will allocate Your Certificate Value among the Annuity Payment Options You selected. If You have selected an Income Stream that provides for Fixed Payments, We will allocate the appropriate portion the Certificate Value to the Fixed Account. If You have selected an Income Stream that provides for Variable Payments, We will allocate the appropriate portion of the Certificate Value to the Sub-accounts of the Variable Account that You select. If You have selected an Income Stream that provides for a combination of Fixed Payments and Variable Payments, We will allocate the Certificate Value accordingly.

If You have selected a Lifetime Annuity with Period Certain Annuity Payment Option, the Period Certain portion and the Life Annuity portion of the Annuity Payment Option will have separate Income Streams.

Annuity Payments will end upon the Annuitant's death unless the Annuity Payment Option provides for future Period Certain Annuity Payments or for Annuity Payments based on the life of a surviving Joint Annuitant.

Income Date

The Income Date may be selected by You. It is shown on the Certificate Schedule. The Income Date may not be earlier than 10 days following the Certificate Date and may not be later than 10 days following the expiration of the Right to Examine Certificate Period. If no Income Date is selected, it will be 10 days after the expiration of the Right to Examine Certificate Period. The Income Date may not be later than the Annuitant's attained age 90 or any earlier date required under state law. Once selected, the Income Date may not be changed.

Frequency and Amount of Annuity Payments

Annuity Payments are paid in monthly installments unless You choose quarterly, semi-annual or annual payments. If Annuity Payments under the Certificate become less than $100, We will reduce the frequency of payments to a longer interval which will result in each payment being at least $100.

Annuity Payment Options

The following Annuity Payment Options or any other Annuity Payment Option acceptable to Us may be selected:

PERIOD CERTAIN ANNUITY: Annuity Payments for a chosen number of years not less than 5 nor more than 50, not to exceed 100 minus the attained age of the Annuitant on the Income Date. While the Annuitant is alive, you may change the length of a Period Certain Annuity. If the Annuitant dies during the Period Certain, and You do not desire payments to continue for the remainder of the Period Certain, You may elect to have the Income Stream Value paid in a lump sum. If the amount of the Certificate Value allocated to this Annuity Payment Option on the Income Date, less withdrawals and Annuity Payments, is greater than the Income Stream Value, You will receive the larger amount. If You are not alive on the Annuitant's date of death, Your rights will pass to the Joint Certificate Owner(s), or, if none, then to the Beneficiary, or, if none, then to Your estate.

LIFETIME ANNUITY: Annuity Payments for the lifetime of the Annuitant.

LIFETIME ANNUITY WITH PERIOD CERTAIN: Annuity Payments during the lifetime of the Annuitant and in any event for a chosen period of not less than 5 nor more than 50 years certain, not to exceed 100 minus the attained age of the Annuitant on the Income Date. If the Annuitant dies during the Period Certain, and You do not desire payments to continue for the remainder of the Period Certain, You may elect to have the Period Certain Income Stream Value paid in a lump sum. If the amount of the Certificate Value allocated to the Period Certain portion of this Annuity Payment Option on the Income Date, less withdrawals and Annuity Payments, is greater than the Period Certain Income Stream Value, You will receive the larger amount. If You are not alive on the Annuitant's date of death, Your rights will pass to the Joint Certificate Owner(s), or, if none, then to the Beneficiary, or, if none, then to Your estate. If You select this Annuity Payment Option, separate Income Streams must be selected for the Period Certain portion and the Lifetime Annuity portion.

JOINT AND SURVIVOR LIFETIME ANNUITY: Annuity Payments payable during the joint lifetime of the Annuitant and Joint Annuitant and then during the lifetime of the survivor.

JOINT AND SURVIVOR LIFETIME ANNUITY WITH REDUCED REMAINDER: Annuity Payments payable during the joint lifetime of the Annuitant and Joint Annuitant and then reduced during the lifetime of the survivor by a specified percentage.

Death of Certificate Owner

Before the Income Date, if any Certificate Owner dies or upon the death of the Annuitant if the Certificate is owned by a non-natural Person, the Beneficiary will be paid the Certificate Value, unless the Beneficiary chooses to apply that Certificate Value to the purchase of a new Certificate issued by Us.

On or after the Income Date, if the Certificate Owner dies and there is a Joint Certificate Owner, then the Joint Certificate Owner shall be the Certificate Owner. If there is no Joint Certificate Owner, the Beneficiary shall become the Certificate Owner. If more than one Beneficiary is named and still living on the date of death of the Certificate Owner, the Beneficiaries shall become Joint Certificate Owners. If an Annuitant is still living after the death of a Certificate Owner, Annuity Payments under the Annuity Payment Option(s) in effect as of the date of death of the Certificate Owner shall continue to be made at least as rapidly as Annuity Payments were made as of the date of death of the Certificate Owner. During any period following the death of the Certificate Owner and Joint Certificate Owner, if any, and while We continue to make Annuity Payments, the Beneficiary may exercise all ownership rights under the Certificate.

Death of Annuitant

If the Annuitant and Joint Annuitant, if any, die, We shall continue to make all remaining Annuity Payments under all Period Certain Annuity Payment Option(s) selected. The Certificate Owner may continue to exercise all ownership rights, including changing the payee, making partial withdrawals, surrendering an entire Period Certain Annuity Payment Option or surrendering the Certificate. The Certificate Owner may elect to have all Period Certain Income Stream Values paid in a lump sum. If the amount of the Certificate Value allocated to the Period Certain Income Stream(s), less withdrawals and Annuity Payments, is greater than the Income Stream Value(s), We will pay the larger amount. Annuity Payments payable during the lifetime of the Annuitant or during the joint lifetimes of the Annuitant and Joint Annuitant will cease upon the death of the last surviving Annuitant.

Fixed Payments

Fixed Payments paid under an Annuity Payment Option are guaranteed as to dollar amount and will not change regardless of investment, mortality or expense experience.

Variable Payments

Variable Payments, if any, will reflect the investment performance of the Variable Account in accordance with the allocation of the Certificate Value to the Sub-accounts. Variable Payments are not guaranteed as to dollar amount. If subsequent actual performance of the selected Sub-accounts (as measured by the net investment factor) is equal to the Benchmark Investment Rate for that Income Stream, the amount of subsequent Variable Payment(s) will not change. If actual performance is greater than the Benchmark Investment Rate, subsequent Variable Payment(s) will increase. If actual performance is less than the Benchmark Investment Rate, subsequent Variable Payment(s) will decrease.

The dollar amount of Variable Payments is determined as follows:

(1)

the dollar amount of the first Variable Payment is divided by the value of an Annuity Unit for each applicable Sub-account as of the Income Date. This sets the number of Annuity Units for each payment for the applicable Sub-account. The number of Annuity Units for each applicable Sub-account remains fixed during the remainder of the Income Stream, unless You make changes to the frequency of Annuity Payments, the Benchmark Investment Rate or the length of a Period Certain Annuity Payment Option.

(2)

the fixed number of Annuity Units per Annuity Payment in each Sub-account is multiplied by the Annuity Unit Value for that Sub-account for the Valuation Period for which the payment is due. This result is the dollar amount of the Variable Payment for each applicable Sub-account.

The total dollar amount of each Annuity Payment may include a Fixed Payment and a Variable Payment determined as described above, then reduced by the applicable portion of the Certificate Maintenance Charge.

Annuity Unit Value

The value of an Annuity Unit for each Sub-Account was initially set at $10. The Sub-account Annuity Unit Value at the end of any subsequent Valuation Period is determined as follows:

(1)

the net investment factor calculated as set forth below for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-account for the immediately preceding Valuation Period.

(2)	the result in (1) is then divided by the Valuation Period equivalent of the sum of 1.00 plus the applicable Benchmark Investment Rate.

We calculate the net investment factor for each Sub-account by dividing (a) by (b) and then subtracting (c) where:

(a)	is equal to:
	(i)	the net asset value per share of the Portfolio in which the Sub-account invests at the end of the Valuation Period; plus
	(ii)	the per share amount of any dividend or other distribution the Eligible Fund made if the record date of such distribution occurs during the same Valuation Period.
(b)	is the net asset value per share of the Portfolio at the end of the preceding Valuation Period.
(c)	is equal to:
	(i)	the sum of each Valuation Period equivalent of the annual rate for the Mortality and Expense Risk Charge and for the Administrative Charge shown on the Certificate Schedule; plus
	(ii)	a charge factor, if any, for any tax provision established by Us a result of the operation of the Sub-account.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

Level Monthly Payment Of Variable Payments

You may choose Level Monthly Annuity Payments for Variable Payments from any Income Stream. With Level Monthly Annuity Payments, We convert Your annual Variable Payment on the Income Anniversary into 12 equal monthly payments. Under this option, the Variable Payment amount changes annually instead of monthly. We will determine each annual Variable Payment as described above, place each annual Variable Payment in our General Account and convert it to 12 equal monthly payments. The sum of the 12 level monthly payments will exceed the annual Variable Payment amount because of the interest rate factor We use, which may vary from Income Year to Income Year but will not be less than 2.0% per year. If remaining Annuity Payments are to be paid in a lump sum under any provision of this Certificate, We will calculate the present value of remaining annual Variable Payments using the Certificate Rate and calculate the present value of the remaining unpaid level monthly payments using the interest rate that was used to calculate the current level monthly payments.

General Provisions

Purchase Payment

The Purchase Payment is due on the Certificate Date. It must be paid at Our Office in United States currency. Coverage under a Certificate does not take effect until We have accepted the Purchase Payment during Your and the Annuitant's lifetime. Before Annuity Payments under the Certificate begin, Your Purchase Payment is allocated to the Fixed Account.

Allocation of Certificate Value

On the Income Date, after deduction of premium taxes, if any, we will allocate the Certificate Value to the Annuity Payment Options You have selected. You must select one or more Income Streams for each Annuity Payment Option. Each Income Stream will be a segment of time within an Annuity Payment Option. For each Income Stream, Your selections on the Application determine: (1) the duration of the Income Stream; (2) the percentage of the initial Annuity Payment that will consist of a Fixed Payment; and (3) the percentage of the initial Annuity Payment that will consist of a Variable Payment. We will allocate The Certificate Value to the Fixed Account and the various Sub-accounts of the Variable Account in accordance with the various Income Streams You have selected. Allocation of the Certificate Value is subject to the terms and conditions imposed by Us.

The Contract

The Group Contract, including the application, if any, and all attached riders and endorsements constitute the entire contract between the Group Contract Owner and Us. All statements made by the Group Contract Owner, any Certificate Owner or any Annuitant will be deemed representations and not warranties. No such statement will be used in any contest unless it is contained in the application signed by the Group Contract Owner or in a written instrument signed by the Certificate Owner, a copy of which has been furnished to the Certificate Owner or to the Group Contract Owner.

The Group Contract Owner has title to the Group Contract. The Group Contract and any Certificate Value are not subject to the claims of the Group Contract Owner or any of its creditors. The Group Contract Owner may transfer ownership of this Group Contract. Any transfer of ownership terminates the interest of any existing Group Contract Owner. It does not change the rights of any Certificate Owner.

Only Our President or Secretary may agree to change any of the terms of the Group Contract. Any changes must be in writing. Any change to the terms of a Certificate must be in writing and with Your consent, unless provided otherwise by the Group Contract and the Certificate.

To assure that the Group Contract and the Certificate will maintain their status as a variable annuity under the Internal Revenue Code, We reserve the right to change the Group Contract and any Certificate issued thereunder to comply with future changes in the Internal Revenue Code, any regulations or rulings issued thereunder, and any requirements otherwise imposed by the Internal Revenue Service. The Group Contract Owner and the affected Certificate Owner will be sent a copy of any such amendment.

Certificate Owner

You are the Certificate Owner of this Certificate. You have all rights and may receive all benefits under a Certificate. A Certificate Owner is the person designated as such on the Certificate Date, unless changed. You may exercise all rights of this Certificate, subject to the rights of (a) any assignee under an assignment filed with Us, and (b) any irrevocably named Beneficiary.

Joint Certificate Owner

A Certificate can be owned by Joint Certificate Owners. We will treat Joint Certificate Owners as sharing all ownership rights jointly. We require the written consent of all Joint Certificate Owners for any transactions for which we require the written consent of the Owner. Upon the death of any Certificate Owner or Joint Certificate Owner, the surviving Owner(s) will be the primary Beneficiary(ies). Any other person designated as a Beneficiary will be treated as a contingent Beneficiary.

Annuitant(s)

The Annuitant(s) is (are) the natural person(s) on whose life (lives) Annuity Payments are based. The Annuitant(s) is (are) the person(s) designated by You in the Application. The Annuitant(s) may not be changed.

Beneficiary

The Beneficiary(ies) is (are) the person(s) who controls the Certificate upon the death of a Certificate Owner. If the Certificate is owned by Joint Certificate Owners, upon the death of any Certificate Owner or Joint Certificate Owner, the surviving Owner(s) will become the primary Beneficiary(ies). If You name more than one Person as Beneficiaries, the survivors will receive equal shares, unless otherwise directed by You in a Written Request to Us. Subject to the rights of any irrevocable Beneficiary(ies), You may change Beneficiary(ies). A change must be made by Written Request and will be effective as of the date the Written Request is signed. We will not be liable for any payment We make or action We take before We receive the Written Request.

Change of Certificate Owner, Beneficiary

You may change the Owner(s) or Beneficiary(ies) of this Certificate at any time upon Written Request to Us. An irrevocably named Beneficiary may be changed only with the written consent of such Beneficiary. The change will be effective, following Our receipt of the Written Request, as of the date the Written Request is signed. The change will not affect any payments We make or actions We take prior to the time We receive the Written Request.

Assignment of the Certificate

This Certificate may be assigned by You at any time. You must provide Us with a Written Request to record the assignment and We will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance of Your Written Request.

Misstatement of Age or Sex

If the age or sex of the Annuitant or any payee has been misstated, We will compute the amount payable based on the correct age and sex. If Annuity Payments have begun, any underpayment(s) that have been made will be paid in full with the next Annuity Payment. Any overpayment, unless repaid to Us in one sum, will be deducted from future Annuity Payments otherwise due until We are repaid in full.

Non-Participating

This Certificate does not participate in Our divisible surplus.

Evidence of Death, Age, Sex or Survival

If a Certificate provision relates to the death of a natural Person, We will require proof of death before We will act under that provision. Proof of death shall be: (a) a certified death certificate; or (b) a certified decree of a court of competent jurisdiction as to the finding of death; or (c) a written statement by a medical doctor who attended the deceased; or (d) any other document constituting due proof of death under applicable state law. If Our action under a Certificate provision is based on the age, sex, or survival of any Person, We may require evidence satisfactory to Us of the particular fact before We act under that provision.

Starting with the Annuity Payment due immediately after the date we require submission of such evidence, We may withhold Annuity Payments until We receive such evidence or until We receive due proof satisfactory to Us of the Annuitant's or Beneficiary's death or survival, as applicable. Such withheld Annuity Payments will be maintained in Our General Account. We will credit interest as may be required by law on any withheld Annuity Payment. Should We subsequently receive the satisfactory proof, We will pay any withheld Annuity Payments plus any interest credited in a lump sum for the benefit of the applicable payee.

Reports

We will provide You with reports at least once each Certificate Year. We will send any other reports that may be required by law.

Taxes

Any taxes paid to any governmental entity relating to a Certificate, including premium taxes, will be deducted on the Income Date from the Certificate Value. We may, in Our sole discretion, delay the deduction until a later date. By not deducting tax payments at the time of Our payment, We do not waive any right We may have to deduct amounts at a later date. We will, in Our sole discretion, determine when taxes relate to a Certificate or to the operation of the Variable Account. We reserve the right to establish a provision for federal income taxes if We determine, in Our sole discretion, that We will incur a tax as a result of the operation of the Variable Account. Such a provision will be reflected in the Annuity Unit Values. We will deduct for any income taxes incurred by Us as a result of the operation of the Variable Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct from any payment under this Certificate any withholding taxes required by applicable law.

Regulatory Requirements

All amounts payable under a Certificate will not be less than the minimum benefits required by the laws and regulations of the states in which the Certificate is delivered.

Suspension or Deferral of Payments

We reserve the right to suspend or postpone payments for a withdrawal, transfer, surrender or death benefit for any period when:

(1)	the New York Stock Exchange is closed (other than customary weekend and holiday closings); or

(2)	trading on the New York Stock Exchange is restricted; or

(3)	an emergency exists as a result of which valuation or disposal of the assets and securities of the Variable Account is not reasonably practicable; or

(4)	the Securities and Exchange Commission, by order or pronouncement, so permits for the protection of Certificate Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission govern as to whether the conditions described in (2) and (3) above exist.

We reserve the right to delay payment of amounts allocated to the Fixed Account for up to six months.

Variable Account Provisions

The Variable Account

The Variable Account(s) is designated on the Certificate Schedule and consists of assets set aside by Us, which are kept separate from Our general assets and all other variable account assets We maintain. We own the assets of the Variable Account. Variable Account assets equal to reserves and other contract liabilities will not be chargeable with liabilities arising out of any other business We may conduct. We may transfer to Our General Account assets which exceed the reserves and other liabilities of the Variable Account. Income and realized and unrealized gains or losses from assets in the Variable Account are credited to or charged against the Variable Account without regard to other income, gains or losses in Our other investment accounts.

The Variable Account assets are divided into Sub-accounts. The Sub-accounts which are available under the Certificate are shown on the Certificate Schedule. The assets of the Sub-accounts of the Variable Account are allocated to the Eligible Fund(s) and the Portfolio(s), if applicable, within an Eligible Fund shown on the Certificate Schedule. The assets of the Sub-accounts are invested in portfolios of securities designed to meet the objectives of the Sub-Account shown on the Certificate Schedule. We may, from time to time, add additional Sub-accounts, Eligible Funds or Portfolios to those shown on the Certificate Schedule. You may be permitted to transfer Certificate Values to the additional Sub-Accounts, Eligible Funds or Portfolios. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by Us.

We reserve the right, subject to compliance with the law as currently applicable or subsequently changed, to: (a) operate the Variable Account in any form permitted under the Investment Company Act of 1940, as amended, (the "1940 Act"), or in any other form permitted by law; (b) take any action necessary to comply with or obtain and continue any exemptions from the 1940 Act, or to comply with any other applicable law; (c) transfer any assets in any Sub-account to another Sub-account, or to one or more separate investment accounts, or the General Account; or to add, combine or remove Sub-accounts in the Variable Account; and (d) change the way We assess charges, so long as We do not increase the aggregate amount beyond that currently charged to the Variable Account and the Eligible Funds in connection with this Certificate. If the shares of any of the Eligible Funds should become unavailable for investment by the Variable Account or if in Our judgment further investment in such Portfolio shares should become inappropriate in view of the purpose of the Certificate, We may add or substitute shares of another mutual fund for the Portfolio shares already purchased under the Certificate. Any substitution of securities will comply with the requirements of the Investment Company Act of 1940 and other applicable law.

When permitted by law, We reserve the right to:

(1)	Deregister a Variable Account under the 1940 Act;
(2)	Operate a Variable Account as a management company under the 1940 Act, if it is operating as a unit investment trust;
(3)	Operate a Variable Account as a unit investment trust under the 1940 Act, if it is operating as a management company;
(4)	Restrict or eliminate any voting rights as to the account;
(5)	Combine the Variable Account with any other variable account.

Valuation of Assets

The assets of the Variable Account are valued at their fair market value in accordance with Our procedures.

Administrative Charge

Each Valuation Period We deduct an Administrative Charge from the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Administrative Charge compensates Us for a portion of the costs associated with administration of the Variable Account and the Certificates We issue.

Mortality and Expense Risk Charge

Each Valuation Period We deduct a Mortality and Expense Risk Charge from each Sub-account of the Variable Account which is equal, on an annual basis, to the amount shown on the Certificate Schedule. The Mortality and Expense Risk Charge compensates Us for assuming the mortality and expense risks with respect to the Certificates We issue. We guarantee that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.

Certificate Maintenance Charge

We deduct a Certificate Maintenance Charge to cover a portion of Our ongoing Certificate maintenance expenses. The Certificate Maintenance Charge is incurred on the Income Date and each Income Anniversary thereafter. The Certificate Maintenance Charge is shown on the Certificate Schedule. The Certificate Maintenance Charge will be deducted on a pro-rata basis from each Annuity Payment.

Transfers

Subject to any limitation We impose on the number and frequency of transfers permitted in a Certificate Year, You may transfer all or part of Your Certificate Value allocated to the Variable Account among the Sub-accounts by Written Request, or by telephone, without the imposition of any fees or charges. Transfers among the Sub-accounts are permitted as described on the Certificate Schedule. The number of permitted transfers, and the charge for transfers in excess of that number, is also shown on the Certificate Schedule. All transfers are subject to the following:

(1)

Limitations on transfers: Transfers may not be made between the Fixed Account and the Variable Account. Once Annuity Payments have begun, transfers may be made from one Sub-account to another Sub-account within the same Income Stream. Transfers may not be made between one Income Stream and another. Transfers may not be made during the Right to Examine Certificate Period described on the cover of this Certificate.

(2)

If more than the number of free transfers, shown on the Certificate Schedule, are made in a Certificate Year, We may deduct a transfer charge, shown on the Certificate Schedule, for each subsequent transfer. The transfer fee will be deducted from the next Annuity Payment.

(3)

Transfers of values between Sub-accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units in the Sub-account to which a transfer is made, so that the next Variable Payment, if it were made at that time, would be the same amount that it would have been without the transfer. Thereafter, Variable Payments will reflect changes in the value of the new Annuity Units.

(4)	The minimum amount that can be transferred is shown on the Certificate Schedule.

(5)	We reserve the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above.

We will not be liable for transfers made in accordance with Your instructions. All amounts and Annuity Units will be determined as of the end of the Valuation Period in which We receive the request for transfer.

Partial Withdrawals and Total Surrender

Partial Withdrawals

After the Income Date, You may make partial withdrawals as described below. We will collect the applicable surrender charge shown on the Certificate Schedule as a percentage of the amount withdrawn. The applicable surrender charge percentage is based on the Certificate Year in which the partial withdrawal is made and is shown on the Certificate Schedule.

Partial withdrawals may only be taken from the Period Certain Income Streams described on the Certificate Schedule. Partial withdrawals may not be taken from a Life Contingent Income Stream.

Within a Period Certain Income Stream that provides for partial withdrawals, You may withdraw an amount not to exceed the maximum amount shown on the Certificate Schedule, less any applicable Surrender Charges as shown on the Certificate Schedule. We reserve the right to limit the number of partial withdrawals You may make in any Income Year.

Partial Withdrawals will have the effect of decreasing the amount of future Annuity Payments under an Income Stream.

The Annuity Payment amount will be reduced by a percentage equal to the amount of the partial withdrawal divided by the pre-withdrawal Income Stream Value. This will be accomplished by reducing Annuity Units from each applicable Sub-account and reducing the Certificate Value held in the Fixed Account in proportion to your interest in the Variable Account and Fixed Account for that Income Stream.

Each partial withdrawal must be for an amount not less than the minimum amount nor greater than the maximum amount shown on the Certificate Schedule.

Surrender of Entire Period Certain Annuity Payment Option

You may surrender an entire Period Certain Annuity Payment Option, as long as there are no Life Contingent Income Streams within the Annuity Payment Option. In order to do so, You must surrender all Income Streams within the Period Certain Annuity Payment Option at the same time. You will receive the Commuted Income Stream Value for all of the Income Streams within the Period Certain Annuity Payment Option that is surrendered as of the end of the Valuation Period during which We receive a Written Request for a surrender of a Period Certain Annuity Payment Option, less any applicable taxes, tax withholdings and surrender charges as shown on the Certificate Schedule. After a surrender of an entire Period Certain Annuity Payment Option, no further Annuity Payments will be made under that Annuity Payment Option.

Total Surrender of Certificate

You may at any time make a total surrender of the Certificate provided no Life Contingent Income Streams or Life Contingent Annuity Payment Options have been selected. You will receive the Certificate Surrender Value as of the end of the Valuation Period during which We receive a Written Request for a total surrender. We will pay the amount of a total surrender within seven days unless the Suspension or Deferral of Payments Provision is in effect.

Endorsements

To be inserted only by Us

KEYPORT LOGO

                                                                    Keyport Life Insurance Company

                                                                    Lincoln, Rhode Island

Immediate Variable Annuity Certificate

Single Purchase Payment

Flexible Income Payments

Nonparticipating -- No Dividends